EXHIBIT 99.1

STEPAN REPORTS THIRD QUARTER RESULTS

NORTHFIELD, Illinois, October 20, 2004 — Stepan Company (NYSE: SCL) today reported third quarter and nine month results for the period ended September 30, 2004.

Net sales for the third quarter increased 22 percent to $238.7 million from $196.1 million in the prior year. Sales volume rose eight percent contributing $15.1 million of the increase in net sales. Higher selling prices attributable to rising raw material costs added $23.1 million and the translation effect of the weaker dollar on foreign sales contributed $4.4 million to the increase in net sales.

Net income for the quarter was $1.9 million, or $0.19 per diluted share, up 46 percent from $1.3 million, or $0.12 per diluted share last year. Gross profit declined by three percent to $26.2 million from last year’s $26.9 million. Improved gross profit in North America has been offset by a significant decline in Europe, as efforts to recover rapidly escalating raw material costs have been difficult and led to lower volumes. Consolidated operating income improved 34 percent to $4.0 million due to lower administrative expenses. Administrative expense declined $2.2 million, largely because the prior year quarter included a $1.5 million pretax charge for potential environmental remediation costs. Deferred compensation plan income of $0.8 million also contributed to lower administrative expense. The accounting requirement for the Company’s deferred compensation plan results in income when the price of Stepan Company stock declines.

Net sales for the nine month period increased 19 percent to $696.4 million, up from $583.6 million. Year-to-date net income increased 17 percent to $9.7 million, or $1.00 per diluted share, compared to $8.3 million, or $0.85 per diluted share in the prior year. Sales volume grew by seven percent contributing $40.2 million to the increase in net sales. Higher selling prices contributed $55.8 million to net sales. The effect of currency translation increased year-to-date net sales by $16.9 million and had a negligible impact on earnings. Year-to-date profitability increased on higher North American sales volume and improved product mix with gross profit increasing five percent from $82.2 million to $86.4 million.

“Our earlier concerns about rising raw material prices have in fact been the main cause of disappointing third quarter results in Europe,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “Global sales volumes are strong, particularly in North America. We have been successful in recovering higher raw material costs in North America, but have experienced more difficulty in Europe.”

Surfactant earnings were down $0.8 million (14 percent) due to lower margins and volume in Europe that more than offset improved earnings in North America. Securing price increases in Europe has been more difficult due to a competitive market. During September, the Company’s subsidiary in the UK experienced a fire in equipment that converts liquid to dry sulfates. This equipment represents a small portion of the plant’s capacity. For the quarter this had a negligible impact on earnings. Replacement of the equipment is expected to take nine to twelve months and is covered by insurance. The Company also has business interruption insurance. The improvement in North American surfactant earnings was attributable to an eight percent increase in sales volume. Surfactants represented 75 percent of Company revenues.

Polymer earnings rose $1.5 million (30 percent) on a 13 percent increase in volume. All polymer product lines posted higher volume. Phthalic anhydride earnings improved on both higher volume and margins. Polyurethane polyol sales volume and earnings showed improvement that should continue into the fourth quarter based on strong demand. Polymers represented 23 percent of Company revenues.

Specialty product earnings declined $0.7 million (42 percent) on lower volume of high margin products. The timing of these pharmaceutical product sales is not evenly distributed and some orders were delayed to the fourth quarter. Specialty products represented two percent of Company revenues.

Operating expenses decreased by seven percent for the quarter. As discussed above, administrative expense declined $2.2 million due to lower environmental remediation reserve charges and reduced deferred compensation expense. Research and development costs increased 11 percent due to the testing and registration of biocidal products, as well as, increasing costs related to developing poly-amino technology in Stepan’s surfactant product lines.

Interest expense declined 16 percent due to a greater mix of bank debt, which is at lower interest rates compared to the Company’s long term notes.

“Although we expect European margins to remain weak, global sales volume should remain strong in the fourth quarter,” said Mr. Stepan. “We are experiencing very strong polymer demand and have orders for higher volumes of specialty products during the fourth quarter. We continue to increase our selling prices to recover higher raw material costs.”

Stepan Company will host a conference call to discuss the third quarter results at 2 p.m. EDT this date, October 20, 2004. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Nine Months Ended September 30, 2004 and 2003

(Unaudited – 000’s Omitted)

	Three Months Ended September 30				Nine Months Ended September 30
	2004	2003	% Change		2004	2003	% Change
Net Sales	$238,697	$196,066	+	22	$696,431	$583,575	+	19
Cost of Sales	212,490	169,173	+	26	610,076	501,395	+	22

Gross Profit	26,207	26,893	-	3	86,355	82,180	+	5

Operating Expenses:
Marketing	7,066	7,230	-	2	21,660	21,714	-	—
Administrative	8,353	10,549	-	21	26,043	26,223	-	1
Research, Development and Technical Services	6,770	6,113	+	11	19,516	18,690	+	4

	22,189	23,892	-	7	67,219	66,627	+	1

Operating Income	4,018	3,001	+	34	19,136	15,553	+	23
Other Income (Expense):
Interest, Net	(1,704)	(2,034)	-	16	(5,557)	(6,253)	-	11
Income from Equity Joint Venture	441	619	-	29	1,459	1,796	-	19
Foreign Exchange & Other, Net	11	179	-	94	(760)	1,268	-	—

	(1,252)	(1,236)	+	1	(4,858)	(3,189)	+	52

Income Before Income Taxes	2,766	1,765	+	57	14,278	12,364	+	15
Provision for Income Taxes	875	467	+	87	4,555	4,018	+	13

Net Income	$1,891	$1,298	+	46	$9,723	$8,346	+	17

Net Income Per Common Share
Basic	$0.19	$0.12	+	58	$1.02	$0.87	+	17

Diluted	$0.19	$0.12	+	58	$1.00	$0.85	+	18

Shares Used to Compute Net Income Per Common Share:
Basic	8,981	8,886	+	1	8,964	8,884	+	1

Diluted	9,038	9,084	-	1	9,696	9,085	+	7

STEPAN COMPANY

Balance Sheets

September 30, 2004 and December 31, 2003

(Unaudited – 000’s Omitted)

	2004 September 30	2003 December 31
ASSETS

Current Assets	$238,349	$204,460
Property, Plant & Equipment, net	203,035	210,665
Other Assets	46,421	49,092

Total assets	$487,805	$464,217

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$132,119	$132,939
Deferred Income Taxes	13,797	14,570
Long-term Debt	115,500	92,004
Other Non-current Liabilities	58,443	62,637
Minority Interest	945	—
Stockholders’ Equity	167,001	162,067

Total liabilities & Stockholders’ equity	$487,805	$464,217

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